Exhibit 10.14

September 25, 2017

Dear Ms. Mayer:
I am pleased to extend this conditional offer of employment as Senior Vice President, General Counsel and Secretary with Fiesta Restaurant Group, Inc. ("Fiesta"), reporting to Rich Stockinger, President and Chief Executive Officer. Your new office will be located at 7255 Corporate Center Drive, Miami, Florida 33126. I propose a start date of November 15, 2017 and am excited to work with you.
The following is a brief outline of the major components of this conditional offer of employment:

Base Compensation
Your annualized base salary will be $325,000. You will be paid biweekly.

Discretionary Annual Increase
You are eligible for a discretionary annual increase, based on merit. Your first increase may occur in January 2019.

Discretionary Bonus
Commencing in 2018, your bonus target is equal to 60% of your annual base salary, subject to the terms of the Fiesta bonus plan applicable to you and subject to the discretion of the Compensation Committee of the Board of Directors.

Sign On Bonus
You are eligible for a sign-on bonus of $45,000 ("Sign-On Bonus") to be paid on or before March 15, 2018. In the event you voluntarily resign from the Company within one year of the payment date of the Sign-On Bonus, the Sign-On Bonus must be refunded to the Company and you authorize the Company to deduct this obligation insofar as possible, from any salary, wages, accrued vacation, bonus or other payments or employee benefits to which you may be entitled, or business expense reimbursement amounts that may be due to you. You agree that you remain liable for any amount that is not withheld from your wages. By signing this offer letter, you accept the terms of this agreement.

Long Term Incentive Plan
Commencing in 2018, you will be eligible for annual equity grants of approximately $225,000, subject to the discretion of the Compensation Committee of the Board of Directors. The equity grants are currently expected to be comprised of 50% restricted stock awards that vest 25% on each anniversary date and 50% based on performance-based criteria to be determined prior to the date of grant.

Severance Agreement
Fiesta will enter into a separate agreement with you to provide certain severance payments upon termination of your employment by Fiesta without Cause and for reasons other than death or "permanent and total disability" (within the meaning Section 22(e)(3) of the Code) or by you voluntarily for Good Reason (to be defined in the agreement). The severance payments will include an amount equal to one times your annual base salary in effect prior to the date employment is terminated and an amount equal to a pro rata portion of the aggregate bonus you would have been entitled to receive with respect to the fiscal year of termination had employment not been terminated. Such bonus shall be paid at the same time it would have been paid had your employment not been terminated.

Insurance Benefits
Details regarding our comprehensive benefits package will be provided to you.

Vacation
You are eligible for three weeks of vacation from date of hire through your ninth year. On your tenth year of employment, you will then be eligible for four weeks of vacation.

Personal Days
Commencing your start date you are eligible for one (1) personal/sick days and each calendar year thereafter, you will receive five (5) personal/sick days.

This offer of employment is contingent upon the following:

•	Acceptable results from all Fiesta employment screening evaluations.

•	Execution of the attached Agreement to Respect Confidential Information.

•	Execution of the attached Binding Arbitration Program acknowledgment.

•	Execution of the attached Background Information Release Form.

•	Satisfactory proof of identification and work authorization as required by federal law.

•
Satisfactory assurance that you are not subject to any non-compete or other restrictive covenant that could impair your ability to perform the job responsibilities of the position you are offered. If you are subject to any such restrictions, please provide us with a copy of relevant documents at your earliest convenience.

While we are confident that we will have a mutually beneficial employment relationship, employment with Fiesta is at-will and this is not a contract for employment. Under this relationship, Fiesta may, at any time, decide to end an individual's employment with or without cause, prior notice or discipline at Fiesta's sole discretion. Likewise, any employee is free to end his or her employment at any time for any reason with or without notice.

Please let me know if you have any questions. I can be reached at .

Warm welcome,

/S/ LYNN SCHWEINFURTH

Lynn Schweinfurth
Senior Vice President, Chief Financial Officer and Treasuer
Fiesta Restaurant Group, Inc.

/s/ MARIA MAYER
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Accepted - Maria Mayer

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